Exhibit 4.1

DESCRIPTION OF SECURITIES

The following description of the Corporation’s common stock, par value $1.00 (the “Common Stock”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Corporation’s amended and restated articles of incorporation (the “Charter”) and amended and restated by-laws (the “By-Laws”), which are filed as exhibits to this Annual Report on Form 10-K. The Corporation encourages you to read these documents and applicable Iowa law for additional information.

Authorized Capital Shares

The Corporation’s authorized capital stock consists of 200,000,000 shares of common stock, $1.00 par value per share and 2,000,000 shares of preferred stock, $1.00 par value per share. On January 31, 2020, the Corporation had 42,554,705 outstanding shares of Common Stock. There are no shares of preferred stock outstanding.

Dividends

Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Corporation’s Board of Directors out of funds legally available thereof.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by the Corporation’s stockholders, including the election of directors. The Common Stock does not have cumulative voting rights. Election of directors is decided by holders of a majority of the shares entitled to vote and present in person or by proxy at a meeting for the election of directors.

Other Rights

In the event of the Corporation’s involuntary liquidation, dissolution or winding up, after the payment or provision for payment of the Corporation’s debts and other liabilities and the preferential amounts to which holders of our preferred stock are entitled if any shares of preferred stock are then outstanding), the holders of Common Stock are entitled to share ratably in the Corporation’s remaining assets.

Fully Paid and Nonassessable

The outstanding shares of the Corporation’s Common Stock are fully paid and nonassessable.

Preemptive or Other Rights

The Common Stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable to it.

Listing

The Common Stock is listed on the New York Stock Exchange under the trading symbol “HNI.”

Anti-Takeover Effects of the Corporation’s Charter and By-Laws and Iowa Law

Certain provisions of the Corporation’s Charter and By-Laws and Iowa law could make the Corporation’s acquisition by a third party, a change in the Corporation’s incumbent management, or a similar change in control more difficult, including:

•	an acquisition of the Corporation by means of a tender or exchange offer;

•	an acquisition of the Corporation by means of a proxy contest or otherwise; or

•	the removal of a majority or all of the Corporation’s incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Corporation to first negotiate with its Board of Directors. The Corporation believes these provisions help to protect the

Corporation’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Corporation, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because the ability to negotiate with the proponent could result in an improvement of the terms of the proposal. This description is intended as a summary only and is qualified in its entirety by reference to the Charter and By-Laws and Iowa law.

Blank Check Preferred Stock

The Corporation’s Board of Directors, without stockholder approval, has the authority under the Charter to issue preferred stock with rights superior to the rights of the holders of Common Stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Number of Directors; Removal; Filling Vacancies

The Charter provides that the number of directors shall be fixed by the By-Laws, which the Corporation’s Board of Directors can amend without stockholder approval. The By-Laws default to Iowa law with respect to the removal of directors. Iowa law provides that directors may be removed with or without cause where the votes cast by stockholders favoring the action exceed the votes cast by stockholders opposing the action at a stockholder’s meeting at which a quorum is present where one of the purposes of the meeting is to remove one or more directors. A director cannot be removed by written consent of stockholders unless written consents are obtained from the holders of all the outstanding shares entitled to vote on the removal of the director. The By-Laws provide that vacancies on the Corporation’s Board of Directors may be filled by a majority vote of the remaining directors, even though less than a quorum. Iowa law also provides that stockholders may fill any vacancy on the Board of Directors.

Stockholder Action

Iowa law provides that stockholders may act outside of a meeting if one or more written consents describing the action taken are signed by the holders of outstanding shares having not less than ninety percent (90%) of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted.

Stockholder Meetings

The By-Laws provide that stockholders can only call a special meeting with the approval of holders of not less than fifty percent (50%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting and subject to compliance with the procedures set forth in the By-Laws, including submitting a request in writing to the Board of Directors to fix a record date for purpose of determining stockholders entitled to demand a special meeting. The By-Laws also provide that the business of special meetings of stockholders shall be confined to the purposes stated in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, unless it acquired a majority of the Corporation’s outstanding voting stock, because the person or entity could only take action at a duly called stockholders’ meeting relating to the business specified in the notice of meeting and not by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The By-Laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver the notice in writing to the Corporation’s Corporate Secretary at the Corporation’s principal executive offices not less than 90 and nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, subject to certain exceptions. The By-Laws also specify requirements as to the form and content of the stockholder’s notice. These provisions could delay stockholder actions that are favored by the holders of a majority of the Corporation’s outstanding shares until the next stockholders’ meeting.

Classified Board of Directors

The Corporation’s Board of Directors is divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms. One class of directors is elected at each annual meeting to serve a term of three years. The effect of a classified Board of Directors may be to make it more difficult to acquire control of the Corporation.

Iowa Business Combination Statute

The Corporation is subject to the provisions of Section 490.1110 of the Iowa Business Corporation Act (the “Business Combination Statute”). Under the Business Combination Statute, certain “business combinations” between an Iowa corporation whose stock is listed on a national securities exchange or authorized for quotation on the national association of securities dealers automated quotations or held of record by more than 2,000 stockholders and an “interested shareholder” are prohibited for a three-year period following the date that such person became an interested shareholder, unless: (i) prior to the time the interested shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the interested shareholder becoming an interested shareholder; (ii) at or subsequent to the time the interested shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (such approval shall not be by written consent) by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock which is not owned by the interested shareholder; or (iii) upon consummation of the transaction that made it an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors and officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer). The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years. The term “business combination” is defined generally to include mergers or consolidations between an Iowa corporation and an “interested shareholder,” transactions with an “interested shareholder” involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested shareholder’s percentage ownership of stock. The term “interested shareholder” is defined generally as a shareholder who, together with affiliates and associates, owns (or, within three years prior, did own) 10% or more of an Iowa corporation’s voting stock.